Exhibit 99.1

Luxottica Group Receives FTC Clearance
for Cole National Acquisition, Closing Set for October 4

Milan, Italy and Cleveland, Ohio, September 24, 2004 - Luxottica Group S.p.A. (NYSE: LUX; MTA: LUX), and Cole National Corporation (NYSE: CNJ), today jointly announced that the U.S. Federal Trade Commission (FTC) cleared Luxottica Group’s proposed acquisition of Cole National.

“Today is a happy day for Luxottica Group,” said Leonardo Del Vecchio, chairman of Luxottica Group, “as we prepare to welcome Cole National into our family and to begin in earnest with the integration of our North American retail operations.”

“We believe, as we have throughout this process, that the transaction will be positive for all of the constituencies of the combined companies: customers, suppliers, employees and stockholders. We are especially pleased that the FTC has permitted it to go forward unconditionally.”

The transaction will close on October 4, 2004. In accordance with the terms of the January 2004 Luxottica Group – Cole National Merger Agreement, as amended, at the closing, shares of Cole National’s common stock will be converted into the right to receive US$27.72 per share, including the stipulated four percent per annum from July 22, 2004, the date of Cole National’s stockholder approval of the merger, through the closing date.

Promptly following the closing date, Citibank, N.A., the paying agent appointed by Luxottica Group, will mail to Cole National stockholders transmittal instructions for the delivery of the shares of Cole National common stock to Citibank, N.A. and for receiving the US$27.72 per share in exchange for such shares.

About Luxottica Group S.p.A.

Luxottica Group is the world leader in the design, manufacture, marketing and distribution of prescription frames and sunglasses in mid- and premium-priced categories. The Group’s products are designed and manufactured in its six facilities in Italy and one in the People’s Republic of China. The lines manufactured by Luxottica Group include over 2,450 styles in a wide array of colors and sizes and are sold through 20 wholly-owned subsidiaries in the United States, Canada, Italy, France, Spain, Portugal, Sweden, Germany, the United Kingdom, Brazil, Switzerland, Mexico, Belgium, Argentina, South Africa, Finland, Austria, Norway, Japan and Australia; two 75%-owned subsidiaries in Israel and Poland; a 70%-owned subsidiary in Greece; three 51%-owned subsidiaries in the Netherlands, Turkey and Singapore, one 49%-owned subsidiary in the Arab Emirates and one 44%-owned subsidiary in India.

In September 2003, Luxottica Group acquired OPSM, the leading eyewear retailer in Australia. In March 2001, Luxottica Group acquired Sunglass Hut International, a leading sunglass retailer with approximately 1,900 stores worldwide. This followed the acquisitions of Bausch & Lomb sunglass business, which includes the prestigious Ray-Ban®, Revo®, ArnetteTM and Killer Loop® brands, in June 1999, and LensCrafters, the largest optical retail chain in North America, in May 1995. For fiscal 2003, Luxottica Group posted net sales and net income respectively of # 2,824.6 and # 267.3 million. Additional information on the company is available on the web at www.luxottica.com.

About Cole National

Cole National Corporation’s vision business, together with Pearle franchisees, has 2,179 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole’s personalized gift business, Things Remembered, serves customers through 722 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,508 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the merger will not be completed, legislative or regulatory developments that could have the effect of delaying or preventing the merger, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, as well as other political, economic and technological factors and other risks referred to in their filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Luxottica Group and Cole National do not assume any obligation to update them.

Contacts

Luxottica Group S.p.A. Luca Biondolillo, Director, Corporate Communications Alessandra Senici, Manager, Investor Relations	Cole National Corporation Joseph Gaglioti Tel.: +1 330-486-3100

Email: Investorrelations@luxottica.com Tel.: +39-02-8633-4665 In the U.S:	Kekst and Company Victoria Weld/Ruth Pachman Tel.: +1 212-521-4800

Breakstone & Ruth International Alexander Fudukidis Tel.: +1 646-536-7012

E-mail: Afudukidis@breakstoneruth.com

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